Exhibit 10.9
CHANGE IN CONTROL AGREEMENT
     CHANGE IN CONTROL AGREEMENT (the “Agreement”), dated this 8th day of September, 2008 among Superior Bancorp, a Delaware corporation (the “Parent”), Superior Bank, a federal savings bank, and James A. White (the “Executive”).
     WHEREAS, the Parent’s subsidiary, Superior Bank, employs the Executive in an executive position, and in consideration of such employment the Parent, Superior Bank and the Executive wish to provide for certain benefits and payments to the Executive in the event such employment is terminated following a Change in Control (as defined herein); and
     WHEREAS, this Agreement shall supersede and replace any prior change in control agreement entered into between the parties hereto;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, Superior Bank and the Executive agree as follows:
     1. Employment Status. Superior Bank has employed the Executive as an employee-at-will. Unless and until a Change in Control shall have occurred, nothing in this Agreement shall modify, amend or vary the terms or status of such employment or constitute any independent obligation of Superior Bank to employ, or continue to employ, the Executive.
     2. Change In Control. For purposes of this Agreement, a “Change in Control” is hereby defined to be:
     (a) a merger, consolidation or other corporate reorganization of the Parent in which the Parent does not survive, or, if it survives, the shareholders of the Parent before such transaction do not own more than 50% of, respectively: (i) the Common Stock of the surviving entity, and (ii) the combined voting power of any other outstanding securities entitled to vote on the election of directors of the surviving entity;
     (b) the acquisition, other than from the Parent, by any individual, entity or group (within the meaning of Section l3(d)(3) or l4(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) or any successor provision) of beneficial ownership of 25% or more of either: (i) the then outstanding shares of Common Stock of the Parent, or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors; provided, however, that neither of the following shall constitute a Change in Control:
          (A) any acquisition by the Parent, any of its subsidiaries, or any employee benefit plan (or related trust) of the Parent or its subsidiaries, or
          (B) any acquisition by any corporation, entity, or group, if, following such acquisition, more than 50% of the then outstanding voting rights of such corporation, entity or group are owned, directly or indirectly, by all or substantially all of the persons who were the owners of the Common Stock of the Parent immediately prior to such acquisition;
     (c) individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Parent (the “Incumbent Parent Board”) cease for any reason to constitute at least a majority of such Board of Directors (the “Parent Board”), provided that any individual becoming a director subsequent to such date, whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Parent Board, shall be considered as though such individual were a member of the Incumbent Parent Board, but excluding, for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent (as such terms are used in Rule 14a-l 1 of Regulation l4A promulgated under the Exchange Act or any successor provision); or
     (d) approval by the shareholders of the Parent of:
     (i) a complete liquidation or dissolution of the Parent, or
     (ii) the sale or other disposition of all or substantially all the assets of the Parent, other than to a corporation, with respect to which immediately following such sale or other disposition more than 50%, respectively, of the then outstanding shares of common stock of such corporation, and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock of the Parent, and the outstanding voting securities of the Parent immediately prior to such sale or other disposition, in substantially the same proportions as their ownership, immediately prior to such sale or disposition, of the outstanding Common Stock of the Parent and outstanding securities of the Parent, as the case may be.
     3. Termination Following Change in Control. Superior Bank or the Parent will provide or cause to be provided to the Executive the rights and benefits provided in Section 4 hereof in the event that the Executive’s employment is terminated at any time within three (3) years following a Change in Control under the circumstances stated in (a) or (b) below:
      (a) by Superior Bank or the Parent for reasons other than for Cause (as is defined below) or other than as a consequence of the Executive’s death or disability (as defined below); or
      (b) by the Executive following the occurrence of any of the following events:
     (i) a material diminution in the Executive’s base compensation;

     (ii) a material diminution in the Executive’s authority, duties or responsibilities;
     (iii) a material change in the geographic location at which the Executive must perform services; or
     (iv) any other action or inaction that constitutes a material breach by the Parent or the Bank of this Agreement.
Provided, however, that the Executive must provide written notice to the Parent or Superior Bank, as the case may be, of the occurrence of such event, within thirty (30) days after the initial occurrence of such event. The Parent and/or Superior Bank, as the case may be, shall have thirty (30) days following the receipt of such written notice to remedy the condition. If the event shall not have been remedied within such thirty-day period, the Executive’s employment shall terminate on the 31st day following the receipt of such written notice and Executive shall be entitled to the rights and benefits set forth in Section 4 of this Agreement.
         (c) The termination of the Executive’s employment shall be for “Cause” if it is a result of:
     (i) any act (including any omission or failure to act) that constitutes, on the part of the Executive, fraud, dishonesty, gross negligence, willful misconduct, incompetence, breach of fiduciary duty involving direct or indirect gain to or personal enrichment of the Executive, intentional failure to perform stated duties or to follow lawful direction of the Superior Bank Board or the Parent Board or the corporate officer to whom he reports, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any employment agreement with the Parent or any of its subsidiaries, or
     (ii) the conviction (from which no appeal may be or is timely taken) of the Executive of (A) a felony, or (B) a misdemeanor involving fraud or dishonesty, or
     (iii) the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time, provided, however, that in the case of clauses (c)(i) and (c)(ii)(B) above, such conduct shall not constitute Cause unless (I) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Parent Board believes the Executive’s conduct constitutes the criteria set forth in clause (c)(i) or (c)(ii)(B), as the case may be, (II) the Executive shall have been provided the opportunity to be heard in person by the Superior Bank Board (with the assistance of the Executive’s counsel if the Executive so desires), and (III) after such hearing, the termination is evidenced by a resolution adopted in good faith by a majority of the members of the Superior Bank Board (other than the Executive, should he be a member of that Board).
               (d) For purposes of this Agreement only, the Executive shall be deemed to be “disabled” if for medical (including psychological) reasons the Executive has been unable to fully perform his duties and services hereunder for one hundred and twenty (120) consecutive days, or an aggregate of one hundred and eighty (180) days in any period of twelve (12) consecutive months.
          4. Rights and Benefits Upon Termination upon Change in Control. In the event of the termination of the Executive’s employment within three (3) years following a Change in Control as provided in Section 3(a) or Section 3(b) hereof, (“Termination”), Superior Bank and the Parent agree to provide or cause to be provided to the Executive the following rights and benefits:
          (a) Salary and Other Payments at Termination. The Executive shall be entitled to receive payment in cash in the amount of 2.99 times the Executive’s Earnings (as defined in this Section 4(a)) in effect at the time of Termination. Payment shall be made in a lump sum to the Executive within 30 days of Termination, subject to applicable withholding requirements. For purposes of this Agreement, “Earnings” shall mean the sum of (i) the Executive’s annual base salary as approved by the Parent Board, the Superior Bank Board or any committee or designee of either immediately preceding the Change in Control or at the time of Termination, whichever is higher, plus (ii) if established, any target bonus the Executive would have been entitled to receive for the calendar year in which the Change in Control occurs or the year in which the Termination occurs, whichever is higher, as if the performance targets had been achieved.
          (b) Lapse of Restrictions on Benefits. Except to the extent expressly prohibited by any applicable law or regulation or the terms of any applicable benefit plans, any and all restrictions, vesting schedules or schedule of exercise provided in any agreement with the Executive shall immediately lapse, and the Executive shall be entitled immediately to receive all benefits and exercise all rights previously granted him thereunder.
          (c) [Intentionally Omitted]
          (d) Target Bonus. Notwithstanding any provision of any plan or arrangement, any target bonus established and earned for a year prior to the year of the Termination with respect to a Change in Control which has not been paid, shall be paid within 30 days of the Termination, and a target bonus for the year of the Termination with respect to a Change in Control shall be paid in an amount equal to 1/12th of the target bonus for the prior year times each full month in the current year prior to the month of the Executive’s Termination. Payments made under this paragraph will be subject to applicable withholding requirements.
          (e) Insurance and Other Special Benefits. For three (3) years following the Executive’s Termination, the Executive shall continue to be covered by the life insurance, medical insurance, dental insurance and accident and disability insurance plans of Superior Bank and the Parent and its other subsidiaries or any successor plan or program in effect at or after Termination for employees in the same class or category as was the Executive prior to his Termination. In the event, the Executive is ineligible to continue to be so covered under the terms of any such benefit program, or, in the event the Executive is eligible but the benefits applicable to the Executive under any such plan or program after Termination (the “Post-Termination Benefits”) are not substantially equivalent to the benefits applicable to the Executive immediately prior to Termination, then, Superior Bank, the Parent, or its other subsidiaries or their successors, as the case may be, shall for a period of three (3) years following his Termination date, pay, provide or cause to be provided, such additional benefits as may be necessary to make the Post-Termination Benefits applicable to the Executive substantially equivalent to those in effect immediately prior to Termination, through other sources or successor plans or programs; provided however, that if during such period the Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage, the Executive’s participation in the comparable benefit provided hereunder shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of any the Executive’s coverage under any plan or program of Superior Bank, the Parent or any of its other subsidiaries or any successor plan or program, to which the Executive is entitled under the terms of such plan or program.
          Notwithstanding anything contained in this Agreement, the Executive understands that certain Post-Termination Benefits may be taxable. The Executive agrees that neither Superior Bank nor the Parent will be liable to Executive for any tax assessed to Executive in connection with the Post-Termination Benefits. Superior Bank and the Parent will cooperate with Executive to minimize or eliminate the tax effects to the Executive, provided that Superior Bank and the Parent shall not be required to take any action that would significantly increase the cost to Superior Bank or the Parent of providing such benefits. The welfare benefits that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be provided and administered in a manner that complies with regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          (f) Other Benefit Plans. The specific arrangements referred to in this Section 4 are not intended to exclude the Executive’s participation in other benefit plans in which the Executive currently participates or which are or may become available to the Executive, or to preclude other compensation or benefits as may be authorized by the Superior Bank Board or the Parent Board from time to time.
          (g) No Duty to Mitigate. The Executive’s entitlement to benefits hereunder shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment except as set forth in the proviso in Section 4(e) hereof.
          (h) Payment Obligation Absolute. Superior Bank’s or the Parent’s obligation to pay or cause to be paid to the Executive the benefits and to make the arrangements as provided in this Section 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right, which Superior Bank or the Parent or any of its other subsidiaries may have against him or anyone else. All amounts payable under this Section 4 shall, unless specifically stated to the contrary herein, be paid without notice or demand. Each and every payment made under this Section 4 by or on behalf of Superior Bank or the Parent shall be final, and neither Superior Bank, the Parent nor any of its subsidiaries shall, for any reason whatsoever, seek to recover all or any part of such payment from the Executive or from whoever shall be entitled thereto.
          (i) If the Executive should die prior to the time all payments which would otherwise have been payable to Executive hereunder are made, such payments shall be made to Executive’s estate at the time such payments otherwise would have been payable to Executive hereunder.
               (j) If the Executive is terminated for Cause as defined in Section 3(c) hereof, neither Superior Bank nor the Parent nor any of its subsidiaries shall have any obligation to provide or cause to be provided to the Executive the rights and benefits described in this Section 4.
          (k) Maximum Amount of Benefits and Payments. Notwithstanding anything stated above, if the benefits and payments granted to Executive after a Change in Control exceed the limits provided in the then applicable provisions of the Code so as to impose tax penalties on such benefits and payments, the amount of such benefits and payments shall be reduced to the highest amount allowed to avoid such penalties.
     5. Federal Rules and Regulations. This Agreement is subject to all the laws, rules and regulations governing federal savings banks. To the extent that any provision of this Agreement is inconsistent with applicable federal laws, rules or regulations, such laws, rules or regulations shall control. In such case, such provision of the Agreement shall be invalid, but only to the extent necessary for this Agreement to comply with applicable federal laws, rules and regulations. To the extent that any provision of any other Section of this Agreement is inconsistent with any provision of this Section 5, such provision of this Section 5 shall govern.
     6. Waiver. No waiver of any obligation of any party hereto under this Agreement shall be effective unless in a writing specifying such waiver and executed by the other party. No waiver of any right or remedy of any party hereto under this Agreement shall be effective unless in a writing specifying such waiver and executed by such party. A waiver by any party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

     7. Binding Effect: Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives, including, without limitation, any corporation with which the Bank or the Parent may merge or consolidate; provided, however, that this Agreement, because it relates to personal services, cannot be assigned by the Executive.
     8. Attorneys’ Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.
     9. Notices. Any notice or other written communication, with respect to the employment of the Executive by the Parent, or any matter related to the rights or obligations of any party under this Agreement, and to be given to a party hereto, shall be given to such party at the address for such party provided herein, or such other address as such party shall hereafter provide, in writing, to the other party.

To the Executive:	17 North 20th Street
Birmingham, AL 35203

To the Parent:	17 North 20th Street
Birmingham, AL 35203
Attention: Chief Executive Officer
All such notices or communications shall be given by being personally delivered, placed in the United States mail, postage prepaid, certified or registered mail, or by being sent by prepaid air freight, overnight delivery, which is guaranteed and acknowledgement of receipt of which is required, to the party to which such notice or communication is to be given at the address for such party specified above. Each such notice shall be deemed to be effective upon receipt, if personally delivered, one business day after being so sent by air freight, or five business days after being so mailed. For purposes of this Agreement, a business day shall mean a day other than a Saturday, Sunday or federal or Alabama state holiday.
     10. Integration and Amendments. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter. No modification or amendment to this Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by all of the parties hereto. Notwithstanding the foregoing, in the event that the provisions of this Agreement should be amended, modified, or terminated in order to ensure compliance with Section 409A of the Code or to avoid the application of any penalties that may be imposed upon the Executive pursuant to Section 409A of the Code, the parties hereby agree that they will use their best efforts and will negotiate in good faith to cause this Agreement to be so amended, modified or terminated (and may do so retroactively) and to the extent reasonably possible, such amendment, modification or termination shall not have a material adverse economic effect on the Executive, the Parent or Superior Bank.
     11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.
     12. Severability. Should any section, provision, or portion of this Agreement be declared invalid or unenforceable in any jurisdiction, then such section, provision or portion shall be deemed to be (a) severable from this Agreement as to such jurisdiction (but not elsewhere) and shall not affect the remainder hereof, and (b) amended to the extent, and only to the extent, necessary to permit such section, provision or portion, as the case may be, to be valid and enforceable in such jurisdiction (but not elsewhere).
     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.
     14. Governing Law. This Agreement is made and shall be construed under the internal laws, but not the conflicts of law provisions, of the State of Alabama subject to the provisions of Section 5 hereof.
     15. Compliance with Section 409A. The parties hereto intend for all payments and benefits under this Agreement to be either outside the scope of Section 409A of the Code or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code and the regulations and rulings thereunder, including any applicable transition rules. The parties hereto shall take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that Executive would otherwise be entitled to during the first six (6) months following the date of Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six (6) months and one day after the date of Executive’s termination of employment, or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. The preceding sentence shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder.
     16. Term of Agreement. This Agreement shall commence as of the date hereof, and shall continue in effect for a three-year term unless extended or terminated as hereinafter provided. On each monthly anniversary date of this Agreement, the term of this Agreement shall automatically be extended for one additional month unless prior to any such monthly anniversary date, the Parent or Superior Bank shall give written notice to the Executive to fix the term of this Agreement to a definite three-year term from the date of such notice. Upon receipt of such notice by the Executive, no further automatic extensions shall occur, and this Agreement will terminate at the end of the fixed term. Except as provided below, this Agreement shall automatically terminate upon the termination of the Executive’s employment with the Parent and its affiliates prior to the occurrence of a Change in Control. In the event a Change in Control occurs during the term of this Agreement, this Agreement will remain in effect until all obligations of the Parent and/or Superior Bank hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. If (a) during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Parent Board receives and decides to explore an expression of interest with respect to a transaction which, if consummated, would lead to a Change in Control (either transaction being referred to herein as the “Proposed Transaction”); and (b) the Executive’s employment is thereafter terminated by the Parent or Superior Bank other than for Cause or by reason of the Executive’s death or disability; and (c) the Proposed Transaction is consummated within one (1) year after the date of termination of the Executive’s employment, then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of the Executive’s employment shall be deemed to have occurred following a Change in Control.
     17. Non-Disclosure Covenant. Executive acknowledges that any documents and information, whether written or not, that came or come into Executive’s possession or knowledge as a result of Executive’s services to the Parent or Superior Bank, including without limitation the financial and business conditions, business methods, goals, operations, sales techniques or services of Parent, Superior Bank and their subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of the Parent’s and Superior Bank’s business. Executive will not, during or after the term of this Agreement: (a) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with the Parent or Superior Bank for any reason or purpose whatsoever, or (b) use any written Confidential Information for any reason other than to further the business of the Parent or Superior Bank. Executive agrees to return immediately any written Confidential Information, and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Executive of the provisions of this Section 17, in addition to all other remedies available to Company, Company shall be entitled to an injunction restraining Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Executive’s obligations in this Section 17, Executive will pay all costs incurred by the Parent or Superior Bank in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, that if the Parent or Superior Bank is not successful in securing such an injunction, then Executive shall have no obligation to pay such fees and expenses.
     18. Dispute Resolution. (a) Except as may otherwise hereinafter be provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Birmingham, Alabama, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Executive or Parent or Superior Bank shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 17 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration. In the event legal or arbitration proceedings are necessary for either party to enforce the terms of this Agreement, the prevailing party (by final judgment or other non-appealable order) shall be entitled to recover the cost of said legal or arbitration proceedings, including, but not limited to reasonable attorney fees.
     (b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.
     (c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

EXECUTIVE:
/s/ James A. White
James A. White

SUPERIOR BANCORP
By:	/s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer

SUPERIOR BANK
By:	/s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer